                                                                   EXHIBIT 11.01

                                               Computation of Earnings Per Share

                                                                   Exhibit 11.01

               Travelers Property Casualty Corp. and Subsidiaries
                        Computation of Earnings Per Share
                   (In millions, except for per share amounts)

                                           Year ended December 31,
                                          -------------------------
                                          1996       1995      1994
                                          ----       ----      ----
Earnings:
   Net income                             $ 391     $  419    $  188

   Preferred dividends - series Z            (4)      --        --
                                          -----     ------    ------

     Income applicable to common stock    $ 387     $  419    $  188
                                          =====     ======    ======

Average shares:
     Common                               367.1      294.5     294.5
                                          =====     ======    ======

Earnings Per Share:
     Net income                           $1.05     $ 1.42    $ 0.64
                                          =====     ======    ======

Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares and common share equivalents outstanding during the period. For purposes of the computation of earnings per share, the weighted average number of common shares and common share equivalents was computed by treating the common stock issued within a one-year period prior to the initial filing of the registration statement relating to the initial public offering (IPO) as outstanding for all reported periods. This amount was then reduced by the dilutive effect of such issuances of stock prior to the IPO determined by using the actual proceeds and the number of shares that could have been repurchased using the IPO price as the repurchase price for all periods presented. Fully diluted earnings per common share assuming the dilutive effect of common stock equivalents, has not been presented because the effects are not significant.